Exhibit 99.1

Hercules Announces Third Quarter 2014 Financial Results and Quarterly Dividend of $0.31 per Share

  Q3 2014 Net Investment Income, or “NII”, of $19.0 million, or $0.30 per share
  Q3 2014 Adjusted Net Investment Income, or “Adjusted NII”, of $20.0 million, or $0.32 per share, which excludes approximately $1.0 million of convertible debt extinguishment expense
  Q3 2014 Distributable Net Operating Income, or “DNOI”, of $21.8 million, or $0.35 per share
  Recorded net realized gains of ~$5.7 million in Q3 2014 and ~$13.0 million YTD, or ~$0.20 per share
  Q3 2014 total new debt and equity commitments of ~$193.5 million
  Q3 2014 portfolio effective yield of 16.7%
  Increased credit facility with Union Bank to $75.0 million
  Strong liquidity position with approximately $309.0 million available
  Hercules Received Investment Grade Corporate Rating of BBB- from Standard & Poor's

PALO ALTO, Calif.--(BUSINESS WIRE)--November 6, 2014--Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development, announced today its financial results for the third quarter ended September 30, 2014.

The Company also announced that its Board of Directors has declared a third quarter cash dividend of $0.31 per share, that will be payable on November 24, 2014, to shareholders of record as of November 17, 2014.

“Hercules, once again, delivered another outstanding quarterly performance for our shareholders while also expanding its franchise and reach to service the needs of companies backed by the top venture capital firms in the technology, life sciences and energy technology high growth industries, by achieving nearly $200 million in new origination commitments in Q3 2014, and putting Hercules on pace to exceed over $800 million in new commitments for 2014,” said Manuel A. Henriquez, chairman, president, and CEO of Hercules Technology Growth Capital. “Hercules’ well-established brand, track record, and disciplined approach within the venture capital and entrepreneurial community continues to yield meaningful results as our existing pipeline of potential new investment opportunities grows, and currently exceeds $1.0 billion.”

“I am extremely pleased to report another strong quarterly performance and financial results for Hercules and notwithstanding our ongoing purposeful focus and desire to exit marginally lower performing loans to ensure our historically strong overall credit performance is maintained, while also increasing our overall investment portfolio,” he continued. “Although we had been expecting continued yield compressions of at least 30-50 bps, we finished the quarter with an all in yield of approximately of 16.7%, demonstrating the benefits of our focused originations efforts. In addition, through the first nine months of the year, Hercules has achieved net realized capital gains of approximately $13.0 million, representing approximately $0.20 per share. We anticipate potentially generating additional gains in Q4 2014, subject to market conditions. We finished the quarter with over $240 million in unfunded commitments, as we continue to extend our leadership position in the venture debt market.”

“We have also been working very diligently to further enhance and strengthen our liquidity position,” said Henriquez. “With more than $300 million available at quarter end, we are well positioned to continue to invest and grow our investment portfolio and eventual dividend. Finally, in Q3 2014, we received an investment grade rating from Standard & Poor’s of BBB-, as a further reflection of our ten years of focus on credit discipline. We believe this achievement will allow us to continue to access the debt capital markets and lower our overall cost of capital. We believe our disciplined lending and investment approach should allow us continue to deliver strong returns to our investors.”

Third Quarter 2014 Highlights

  Increased debt and equity commitments during the quarter by 89.7% to $193.5 million, as compared to $102.0 million in the third quarter of 2013.
  Net investment income was approximately $19.0 million, including approximately $1.0 million of convertible debt extinguishment expense during the quarter, as compared to $21.6 million in the third quarter of 2013. NII per share was $0.30 on approximately 62.4 million basic weighted average shares outstanding for the third quarter of 2014, as compared to NII of $0.35 per share for the third quarter of 2013, based on approximately 60.5 million basic weighted average shares outstanding for the third quarter of 2013.
  Received approximately $116.0 million in principal repayments including approximately $84.0 million of unscheduled principal repayments and approximately $32.0 million in scheduled principal payments.
  Announced quarterly dividend of $0.31 per share, payable on November 24, 2014 to shareholders of record as of November 17, 2014; the thirty-seventh consecutive dividend since inception bringing total dividends declared since inception to $9.99 per share.

Third Quarter Review and Operating Results

Investment Portfolio

As of September 30, 2014, 100% of the Company’s debt investments were in a first lien senior secured position, and approximately 98.1% of the debt investment portfolio was priced at floating interest rates with a Prime or LIBOR-based interest rate floor, which we believe will effectively position us to benefit from market rate increases in the near future.

Hercules entered into commitments to provide debt and equity financings of approximately $193.5 million to new and existing portfolio companies during the third quarter, and funded approximately $129.0 million of debt and equity investments to new and existing portfolio companies during the third quarter.

Net investment portfolio growth during the third quarter was approximately $16.7 million, on a cost basis, driven by our strong originations and funding activities. The Company’s total investment portfolio, valued at cost and fair value by category, quarter-over-quarter, is highlighted below:

(in millions)	Loans	Equity	Warrants	Total
Balances at Cost at 6/30/14	$918.6	41.4	$35.6	$995.6
Net activity during Q3 2014*	11.0	2.5	3.2	16.7
Balances at Cost at 9/30/14	$929.6	$43.9	$38.8	$1,012.3
Q/Q change in cost	1.2%	6.0%	9.0%	1.7%

	Loans	Equity	Warrants	Total
Balances at Value at 6/30/14	$898.0	$70.3	$23.0	$991.3
Net activity during Q3 2014*	11.0	2.5	3.2	16.7
Net unrealized depreciation	(1.1)	(4.2)	(3.8)	(9.1)
Balances at Value at 9/30/14	$907.9	$68.6	$22.4	$998.9
Q/Q change in value	1.1%	-2.4%	-2.6%	0.8%

*Net activity includes fee and original issue discount (OID) collections and amortization during the quarter

Unfunded Commitments

As of September 30, 2014, Hercules had unfunded debt commitments of approximately $242.5 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $138.5 million of these unfunded commitments are contingent upon the portfolio company reaching certain milestones prior to Hercules debt commitment becoming available, which is expected to affect Hercules’ funding levels. Hercules intends to continue to institute more funding or performance-based milestone requirements to mitigate risk in connection with its unfunded debt commitments.

Signed Term Sheets

Hercules finished the third quarter of 2014 with approximately $223.0 million in signed non-binding term sheets, positioning Hercules for a solid start for Q4 2014. Signed non-binding term sheets are subject to completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Portfolio Effective Yield

The effective yield on the Company’s debt investments portfolio during the third quarter was 16.7%, down approximately 20 bps from the effective yield in the second quarter of 2014 of 16.9%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which exclude non-interest earning assets such as warrants and equity investments.

Existing Equity and Warrant Portfolio

Hercules increased its warrant positions to 125 portfolio companies as of September 30, 2014, up from 117 as of June 30, 2014, with a fair value of approximately $22.4 million and a cost basis of $38.8 million.

Hercules held equity positions in 40 portfolio companies with a fair value of approximately $68.6 million and a cost basis of $43.9 million as of September 30, 2014.

As of September 30, 2014, Hercules held warrant and equity positions in six (6) portfolio companies that had filed Form S-1 Registration Statements in anticipation of a potential IPO:

  Box, Inc.
  Dance Biopharm, Inc.
  Good Technology
  Zosano Pharma, Inc.
  Two companies filed a Form S-1 Registration Statement confidentially under the JOBS Act.

In October 2014, Dance Biopharm, Inc. withdrew their Form S-1 Registration Statement.

In October 2014, Hercules’ portfolio company, Neothetics, Inc., filed a Form S-1 Registration Statement.

In November 2014, Hercules’ portfolio company, Inotek Pharmaceuticals Corporation, filed a Form S-1 Registration Statement.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the third quarter of 2014 was approximately $37.0 million, compared to approximately $41.0 million in the third quarter of 2013. The decrease in total investment income is attributed to the lower weighted average loans outstanding as well as approximately $2.6 million of one-time fees recognized in the third quarter of 2013.

Interest expense and loan fees were approximately $7.9 million during the third quarter of 2014 as compared to approximately $8.7 million in the third quarter of 2013. The decrease is the result of a combination of factors, such as the paydown of approximately $34.8 million SBIC debentures in the first quarter of 2014, the amortization of $74.5 million of the Asset Backed Notes since the third quarter of 2013, and the retirement of approximately $34.1 million Convertible Senior Notes. This decrease is offset by approximately $1.1 million of interest and fees attributed to the $103.0 million of 2024 Notes issued in the third quarter of 2014.

The Company had a weighted average cost of debt comprised of interest, fees and loss on debt extinguishment of approximately 6.6% in the third quarter of 2014 versus 6.0% during the third quarter of 2013. This increase is primarily attributed to the acceleration of fee amortization triggered by $18.6 million of amortization of the Asset-Backed Notes.

Total operating expenses, excluding interest expense and loan fees, for the third quarter of 2014 was $9.1 million as compared to $10.8 million for the third quarter of 2013. This decrease is primarily due to a decrease in variable compensation expense.

Realized Gains/(Losses)

Hercules recognized net realized gains of $5.7 million, or $0.09 per share, during the third quarter of 2014. This net gain was comprised of approximately $5.9 million of gross realized gains primarily from the sale of investments in three portfolio companies. These gains were offset by gross realized losses of approximately $200,000 resulting from the liquidation of warrant investments in two portfolio companies.

Unrealized Gains/(Losses)

During the third quarter of 2014, the Company recorded approximately $9.1 million of net unrealized depreciation from its loans, warrant and equity investments (excluding unrealized depreciation on escrow receivable and taxes payable). Of the $9.1 million of unrealized depreciation, $2.6 million of depreciation was primarily attributable to collateral based impairments on debt, equity and warrant investments in three portfolio companies, $2.8 million of depreciation was due to market or yield adjustments in fair value determinations, and approximately $3.7 million of depreciation was related to reversals of prior appreciation due to loan payoffs and sales of warrant and equity investments.

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended September 30, 2014
(in millions)	Loans	Equity	Warrants	Total
Collateral based impairments	$(2.1)	$(0.1)	$(0.4)	$(2.6)
Reversals due to Debt Payoffs & Warrant/Equity sales	0.5	(3.9)	(0.3)	(3.7)

Fair Value Market/Yield Adjustments
Level 1 & 2 Assets	-	(1.2)	(2.1)	(3.3)
Level 3 Assets	0.5	1.0	(1.0)	0.5
Total Fair Value Market/Yield Adjustments	0.5	(0.2)	(3.1)	(2.8)

Total Unrealized Appreciation/(Depreciation)*	$(1.1)	$(4.2)	$(3.8)	$(9.1)
* Excludes unrealized depreciation from escrow receivable and taxes payable

Continued Credit Discipline and Performance

Cumulative net realized losses on investments, since our first origination commencing in October 2004, through September 30, 2014, totaled approximately $19.1 million, on a GAAP basis. When compared to total commitments of approximately $4.6 billion over the same period, the net realized loss since inception represents approximately 41 basis points “bps” or 0.41% of total commitments, or an annualized loss rate of approximately 4 bps.

NII – Net Investment Income

NII for the third quarter of 2014 was approximately $19.0 million, including approximately $1.0 million of convertible debt extinguishment expense, compared to approximately $21.6 million in the third quarter of 2013, representing a decrease of approximately 12.0%. NII per share decreased 14.3% for the third quarter of 2014 to $0.30 based on 62.4 million basic weighted average shares outstanding, compared to $0.35 based on 60.5 million basic weighted average shares outstanding in the third quarter 2013.

Adjusted NII – Adjusted Net Investment Income (Non-GAAP)

Adjusted NII was $0.32 per share on approximately 62.4 million basic weighted average shares outstanding for the third quarter of 2014. Adjusted NII measures operating performance excluding approximately $1.0 million of convertible debt extinguishment expense, an expense incurred in relation to the exercise and retirement of the Convertible Senior Notes in the third quarter of 2014. Please refer to the “Reconciliation of Net Investment Income to Adjusted NII” table for more details.

DNOI - Distributable Net Operating Income

DNOI for the third quarter was approximately $21.8 million or $0.35 per share, as compared to $23.2 million or $0.38 per share in the third quarter of 2013. DNOI measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI includes paid-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared a third quarter cash dividend of $0.31 per share. This dividend would represent the Company’s thirty-seventh consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $9.99 per share. The following shows the key dates of our third quarter 2014 dividend payment:

Record Date	November 17th, 2014
Payment Date	November 24th, 2014

Hercules' Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of our taxable quarterly income or potential annual income for a particular year.

In addition, at the end of the year, our Board of Directors may choose to pay an additional special dividend, or fifth dividend, so that we may distribute approximately all of our annual taxable income in the year it was earned, or electing to maintain the option to spill over our excess taxable income into the coming year for future dividend payments.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, determinations made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. If the Company determines the tax attributes of our distributions year-to-date as of September 30, 2014, approximately 100.0% would be from ordinary income and spillover earnings from 2013. However there can be no certainty to shareholders that this determination is representative of what the tax attributes of its 2014 distributions to shareholders will actually be. As a result of the Company’s strong 2013 performance, it will distribute approximately $3.8 million, or approximately $0.06 per share, of spillover earnings to its shareholders in 2014.

Liquidity and Capital Resources

The Company ended the third quarter with approximately $308.6 million in available liquidity, including $158.6 million in cash and approximately $150.0 million in available credit facilities. As of September 30, 2014, 100% of the Company’s debt outstanding was in fixed rate debt instruments, well positioning Hercules for any increase in short term rates, should they occur.

Bank Facilities

Hercules has a committed credit facility with Wells Fargo for $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

Pricing at September 30, 2014 under the Wells Fargo credit facility was LIBOR+3.50% with a floor of 4.0%. As of September 30, 2014, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility.

In addition, Hercules has a committed credit facility with Union Bank, which was increased during the quarter to $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Pricing at September 30, 2014 under the Union Bank credit facility is LIBOR+2.25% with no floor. As of September 30, 2014, Hercules did not have any outstanding borrowings under the Union Bank credit facility.

Convertible Senior Notes

As of September 30, 2014, Hercules had approximately $40.0 million in 6.00% Convertible Senior Notes which mature in April 2016 remaining.

The Notes are comprised of $40.9 million in aggregate principal amount outstanding less approximately $900,000 in unaccreted discount initially recorded upon issuance of the Convertible Senior Notes. These Notes became convertible on July 1, 2014 and continue to be convertible through December 31, 2014. During the third quarter of 2014, holders of approximately $34.1 million of these Notes elected to exercise their conversion rights. Upon conversion of the Convertible Senior Notes, the Company has the choice to pay or deliver, as the case may be, at our election, cash, shares of our common stock or a combination of cash and shares of the Company’s common stock. The current conversion price of the Convertible Senior Notes is approximately $11.42 per share of common stock, in each case subject to adjustment in certain circumstances.

Subsequent to the end of the third quarter, holders of approximately $23.1 million of additional Convertible Senior Notes elected to exercise their conversion rights. These notes will settle in the fourth quarter of 2014 with a combination of cash equal to the outstanding principal amount of the converted notes and shares of the Company’s common stock for the remainder of the settlement amount and are expected to generate an expense of approximately $1 million in the fourth quarter.

Senior Unsecured Notes

As of September 30, 2014, Hercules had approximately $103.0 million in aggregate principal amount of its 6.25% Unsecured Senior Notes due 2024 (the “2024 Notes”). The Notes are listed on the New York Stock Exchange under the trading symbol “HTGX.”

As of September 30, 2014, Hercules had approximately $170.4 million in 7.00% Senior Unsecured Notes (the “2019 Notes”). These notes are comprised of approximately $84.5 million of notes maturing in April 2019 and approximately $85.9 million of notes maturing September 2019.

Asset Backed Notes

As of September 30, 2014, Hercules had approximately $28.0 million outstanding of the initial $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the “Asset-Backed Notes”), which were rated A2(sf) by Moody’s Investors Service, Inc. The Asset-Backed Notes have a fixed interest rate of 3.32% per annum and a stated maturity of December 16, 2017.

SBIC Debentures

At September 30, 2014, Hercules had approximately $190.2 million in outstanding debentures under the SBIC program.

Leverage

Hercules’ debt to equity ratio at September 30, 2014 was approximately 81.0%. However, if the outstanding cash at September 30, 2014 of approximately $158.5 million was deducted from total debt of approximately $531.5 million and divided by total equity of approximately $656.2 million, then the net leverage ratio would be approximately 56.8%.

As of September 30, 2014, the Company’s asset coverage ratio under our regulatory requirements as a business development company was 292.2%, excluding the SBIC debentures as a result of our exemptive order from the SEC. Given the SEC exemptive order relief, the Company has the potential capacity on its balance sheet to add leverage of approximately $314.9 million, bringing the maximum potential leverage to $846.4 million, or approximately 129.0%, as of September 30, 2014, if it had access to such additional leverage.

Net Asset Value

As of September 30, 2014, the Company’s net assets were approximately $656.2 million, an increase of 2.0% as compared to $643.4 million as of September 30, 2013. Net assets were $658.9 million as of June 30, 2014.

As of September 30, 2014, net asset value per share was $10.22 on 64.2 million outstanding shares, representing a decrease of 1.9% compared to $10.42 on 61.8 million outstanding shares as of September 30, 2013. Net asset value per share was $10.42 on 63.3 million outstanding shares as of June 30, 2014.

Portfolio Asset Quality

As of September 30, 2014, grading of the loan portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$279.3 million or 30.8% of the total portfolio
Grade 2	$422.9 million or 46.6% of the total portfolio
Grade 3	$155.2 million or 17.1% of the total portfolio
Grade 4	$28.3 million or 3.1% of the total portfolio
Grade 5	$22.2 million or 2.4% of the total portfolio

At September 30, 2014, the weighted average loan grade of the portfolio at cost was 2.07 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.10 as of June 30, 2014 and 2.13 as of September 30, 2013. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Subsequent Events

1.	As of November 3, 2014, Hercules has:

	a.	Closed debt and equity commitments of approximately $83.7 million to new and existing portfolio companies.

	b.	Pending commitments (signed non-binding term sheets) of approximately $211.3 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2014 Closed Commitments(a)	$587.7
Q4-14 Closed Commitments (as of November 3, 2014)	$83.7
Pending Commitments (as of November 3, 2014)(b)	$211.3
Year-to-date 2014 Closed and Pending Commitments	$882.7

Notes:
a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

	b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	In October 2014, approximately $23.1 million of the Convertible Senior Notes converted, and these notes will settle in the fourth quarter of 2014 with a combination of cash equal to the outstanding principal amount of the converted notes and shares of the Company’s common stock for the remainder of the settlement amount.

3.	On November 4, 2014, the Company priced a $129.3 million term debt securitization in connection with which an affiliate of the Company will make an offering of $129.3 million in aggregate principal amount of fixed-rate asset-backed notes (the ”2021 Asset Backed Notes”), which 2021 Asset Backed Notes are anticipated to be rated A(sf) by Kroll Bond Rating Agency, Inc. (“KBRA”). The securitization is expected to close on November 13, 2014 and is subject to customary closing conditions.

4.

In October 2014, Hercules’ portfolio company Transcept Pharmaceuticals, Inc. completed its merger with Hercules’ portfolio company Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK) in an all-stock transaction. Immediately prior to the merger, Paratek received gross proceeds of approximately $93.0 million from a combination of current and new investors.

5.

In October 2014, InterCloud Systems, Inc. (NASDAQ: ICLD) completed its acquisition of Hercules’ portfolio company VaultLogix, LLC. The transaction consists of $16 million in cash and $12.75 million in restricted common stock, of which $11.5 million was valued at $16.50 per share, with the balance valued at market price, and $15.5 million in three year convertible seller notes, convertible at a fixed price of $6.37 per share.

6.

In October 2014, AVG Technologies (NYSE: AVG) completed its acquisition of Hercules’ portfolio company Location Labs. Under the terms of the agreement, AVG will pay approximately $140.0 million initially, plus up to an additional approximately $80.0 million in cash consideration over the next two years based on the achievement of certain performance metrics and milestones.

7.	In October 2014, Premiere Global Services, Inc. (NYSE: PGI) completed its acquisition of Hercules’ portfolio company Central Desktop, Inc.

8.

In October 2014, Breg, Inc. and Hercules’ portfolio company United Orthopedic Group, Inc. announced that they had merged. United Orthopedic Group, Inc. will operate as a wholly-owned subsidiary of Breg, Inc. and financial terms were not disclosed.

9.

In October 2014, Hercules’ portfolio company SiTime Corporation reached a definitive agreement to be acquired by MegaChips Corporation (Tokyo Stock Exchange: 6875) in a transaction valued at approximately $200.0 million, subject to customary closing conditions.

10.

In October 2014, a former Hercules portfolio company Zayo Group Holdings, Inc. (NYSE: ZAYO) completed its initial public offering of 24,079,002 shares of its common stock, consisting of 16,008,679 shares sold by the Company and 8,070,323 shares sold by the selling stockholders (including shares sold by the selling stockholders pursuant to the exercise in full of the underwriters’ option to purchase additional shares), at a price to the public of $19.00 per share. Hercules no longer holds investments in the company.

Conference Call

Hercules has scheduled its third quarter 2014 financial results conference call for November 6, 2014 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 internationally approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 17964172.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science, and energy & renewable technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $4.6 billion to over 300 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol "HTGC."

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Senior Notes due July 2024, which trade on the NYSE under the symbols “HTGZ”, “HTGY,” and “HTGX,” respectively.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(unaudited)
(dollars in thousands, except per share data)

	September 30, 2014	December 31, 2013
Assets
Investments:
Non-control/Non-affiliate investments (cost of $996,338 and $891,059, respectively)	$990,068	$899,314
Affiliate investments (cost of $15,959 and $15,238, respectively)	8,845	10,981
Total investments, at value (cost of $1,012,297 and $906,297, respectively)	998,913	910,295
Cash and cash equivalents	158,627	268,368
Restricted cash	2,096	6,271
Interest receivable	9,146	8,962
Other assets	30,556	27,819
Total assets	$1,199,338	$1,221,715

Liabilities
Accounts payable and accrued liabilities	$11,613	$14,268
Long-term Liabilities (Convertible Senior Notes)	40,012	72,519
Asset-Backed Notes	27,951	89,557
2019 Notes	170,364	170,364
2024 Notes	103,000	-
Long-term SBA Debentures	190,200	225,000
Total liabilities	$543,140	$571,708

Net assets consist of:
Common stock, par value	65	62
Capital in excess of par value	670,711	656,594
Unrealized appreciation (depreciation) on investments	(14,706)	3,598
Accumulated realized losses on investments	(2,233)	(15,240)
Unrealized net investment income	2,361	4,993
Total net assets	$656,198	$650,007
Total liabilities and net assets	$1,199,338	$1,221,715

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	64,182	61,837
Net asset value per share	$10.22	$10.51

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Investment income:
Interest Income
Non-Control/Non-Affiliate investments	$33,210	$35,623	$92,975	$93,722
Affiliate investments	130	561	1,747	1,684
Total interest income	33,340	36,184	94,722	95,406
Fees
Non-Control/Non-Affiliate investments	3,671	4,832	12,037	11,088
Affiliate investments	8	5	30	9
Total fees	3,679	4,837	12,067	11,097
Total investment income	37,019	41,021	106,789	106,503
Operating expenses:
Interest	6,495	7,587	20,177	22,788
Loan fees	1,364	1,072	4,531	3,341
General and administrative	2,397	2,176	6,984	6,831
Employee Compensation:
Compensation and benefits	3,922	7,030	11,375	14,992
Stock-based compensation	2,823	1,596	6,849	4,349
Total employee compensation	6,745	8,626	18,224	19,341
Total operating expenses	17,001	19,461	49,916	52,301
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	(1,023)	-	(1,023)	-
Net investment income	18,995	21,560	55,850	54,202

Net realized gain on investments
Non-Control/Non-Affiliate investments	5,664	7,125	13,007	11,309
Total net realized gain on investments	5,664	7,125	13,007	11,309

Net increase in unrealized appreciation (depreciation) on investments
Non-Control/Non-Affiliate investments	(10,029)	9,288	(15,447)	10,506
Affiliate investments	547	(992)	(2,857)	(1,468)
Total net unrealized appreciation (depreciation) on investments	(9,482)	8,296	(18,304)	9,038
Total net realized and unrealized gain (loss)	(3,818)	15,421	(5,297)	20,347
Net increase in net assets resulting from operations	15,177	36,981	50,553	74,549

Net investment income before investment gains and losses per common share:
Basic	$0.30	$0.35	$0.89	$0.91

Change in net assets per common share:
Basic	$0.24	$0.61	$0.80	$1.26
Diluted	$0.23	$0.59	$0.78	$1.23

Weighted average shares outstanding
Basic	62,356	60,522	61,466	58,206
Diluted	63,779	60,750	63,576	58,396
Dividends declared per common share:
Basic	$0.31	$0.31	$0.93	$0.86

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended September 30,
	2014	2013
Reconciliation of Net Investment Income to Adjusted NII
Net Investment Income	18,995	21,560
Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes)	1,023	-
Adjusted net investment income (1)	$20,018	$21,560

Adjusted net investment income before investment gains and losses per common share:
Basic	$0.32	$0.36

Weighted average shares outstanding
Basic	62,356	60,522

(1) Adjusted net investment income is calculated as net investment income, excluding the Loss on debt extinguishment (Long-term Liabilities - Convertible Senior Notes).

Adjusted Net Investment Income, or “Adjusted NII”, consists of GAAP Net Investment Income, excluding the Loss on debt extinguishment (Long-term Liabilities – Convertible Senior Notes), divided by the weighted average basic shares outstanding for the period under measurement.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies by adjusting for non-recurring events, and enables investors to consider the Company’s results on both a GAAP and adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended September 30,
Reconciliation of Net investment income to DNOI	2014	2013
Net investment income	$18,995	$21,560
Stock-based compensation	2,823	1,596
DNOI	$21,818	$23,156

DNOI per share-weighted average common shares
Basic	$0.35	$0.38

Weighted average shares outstanding
Basic	62,356	60,522

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

September 30, 2014
Total Debt	$531,527
Cash and cash equivalents	(158,627)
Numerator: net debt (total debt less cash and cash equivalents)	$372,900

Denominator: Total net assets	$656,198
Net Leverage Ratio	56.8%

Net leverage ratio is calculated by deducting the outstanding cash at September 30, 2014 of approximately $158.6 million from total debt of approximately $531.5 million divided by our total equity of approximately $656.2 million, resulting in a net leverage ratio of 56.8%. These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
or
Market Street Partners
Ed Keaney, 415-445-3238
ekeaney@marketstreetpartners.com